UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2021

Andina Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-56155	82-5051728
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3531 South Logan St, Suite D-357, Englewood, CO	80113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-416-7208

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each Exchange on which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

Andina Gold Corp. (the “Company”) has entered into an employment agreement effective April 1, 2021 (the “Employment Agreement”) with its new Chief Executive Officer, Christian Noël (the “Executive”). In connection with the Employment Agreement, the Company issued 6,000,000 Restricted Stock Units (“RSUs”), which vest on the same day of issuance, April 1, 2021. See also Item 5.02(b) and (c) below.

The Employment Agreement is for a three-year term and is automatically renewed for an additional year on each anniversary of the Employment Agreement. The Employment Agreement provides for initial base cash compensation (“Base Salary”) of $360,000 per year, increasing ten percent each year during the term of the agreement. In addition to his Base Salary, the Executive shall be eligible to receive a targeted annual incentive bonus each calendar year based upon achievement of performance goals of the Executive and corporate achievements of the Employer, as determined in the sole discretion of the Compensation Committee, upon consultation with a compensation consultant. The target payout to be 100% of Base Salary which can been amended up or down by the Compensation Committee based on the performance goals. An annual incentive bonus that is earned shall be payable to the Executive within no more than thirty (30) days following the Employer’s determination of the performance goals for the annual period in question (but in no event later than March 15 of the year after such annual period) and shall be accompanied by a certification of the Employer’s Chief Financial Officer describing the determination of the amount of the annual incentive bonus. Subject to the Compensation Committee’s determination of the achievement of the performance goals, the annual incentive bonus for a calendar year shall be earned if the Executive’s employment or service continues until December 31 of that year.

In addition to his Base Salary and targeted annual incentive bonus opportunity, the Executive shall each calendar year also be eligible to receive an annual RSU based upon achievement of performance goals of the Executive and corporate achievements of the Employer, as determined in the sole discretion of the Compensation Committee (upon consultation with a compensation consultant). The target payout to be between 0 - 275% of Base Salary which can been amended up or down by the Compensation Committee based on the performance goals and will be settled upon the issuance of additional RSU’s to the Executive at the same time as the incentive bonus. The number of RSUs granted on each award date shall equal the number of shares of common stock of the Employer that have a Fair Market Value on the date of grant equal to that percentage of Base Salary resulting from the Committee’s determination of the annual performance goals. The RSUs shall be subject to the terms of a Restricted Stock Unit Agreement granted under and subject to the Plan, except, in all events, such RSUs shall vest immediately and automatically at the grant date. However, Employer shall not be able to sell, transfer, or otherwise dispose of the resulting shares before the second anniversary of the Effective Date of the Employment Agreement, which Effective Date is April 1, 2021, except upon: (a) Executive’s death; (b) termination of the Executive’s employment on account of Disability; (c) termination by Employer other than For Cause; (d) termination by the Employer for Cause; (e) termination by the Executive Without Good Reason; (f) termination by the Executive for Good Reason; (g) Change of Control, and (h) as the share restrictive legend requires by law.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Departure of Officer

On March 31, 2021 the employment agreement between the Company and its current Chief Executive Officer expired and it was not renewed or extended. Therefore, Mr. Christopher Hansen is departing in good terms from the Company.

(b) (c) Election of Officer and Director

Effective April 1, 2021, the Board of Directors of the Company appointed Mr. Christian Noël (age 44) to the roles of Chief Executive Officer of the Company and member of the Board of Directors of the Company, where he will also serve on the Compensation Committee. Mr. Noël will perform the services and duties that are normally and customarily associated with the Chief Executive Officer position and Board member, as well as other duties as the Board reasonably determines.

Mr. Christian Noël is an accomplished business executive and leader with over 20 years of financial experience. Mr Noël served as Portfolio Manager at Globevest Capital Ltd (Canada) from 2014 through 2020, as portfolio manager at Richardson GMP (Canada) from 2005 through 2014 and as investment advisor at BMO Nesbitt Burns.from 200 to 2005. Mr. Noël is a graduate of HEC Montreal in Montreal, Canada with a Bachelor’s degree in Finance and Marketing, which he pursued between 1996 and 2000.

Mr. Noël is also a company shareholder and as of April 1, 2021 will be holding more than 5% of the issued shares of common stock of the company, which will be disclosed on Form 3.

There are no arrangements or understandings between Mr. Noël and any other persons pursuant to which he was appointed as Chief Executive Officer of the Company and as a member of the Board. There are also no family relationships between Mr. Noël and any director or executive officer of the Company, and except as set forth above he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement CEO Christian Noël

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Andina Gold Corp.

/s/ Christian Noël
Christian Noël
CEO

Date: April 1, 2021